Exhibit 99.2

RELEASE>Wednesday, December 10, 2003 8:45AM: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies expands manufacturing capabilities with new equipment

Maintains NASDAQ Stock Listing

Keystone Heights, FL – December 10, 2003 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) today announced that it has expanded manufacturing capabilities with an investment of approximately $100,000 to purchase computer-controlled capital production equipment. Joe McGuire, Chief Financial Officer of American Access, said, “We are proud to announce an expansion of our Omega Division through purchase of an automated Arc Welding and Handling Robot, which represents the latest in welding power source technological innovations. The new equipment will increase productivity and lower production costs and help us meet the expectations of our customers for quality products at a competitive price.”

The company received notification from the The Nasdaq Stock Market, Inc. that it is in compliance with NASDAQ’s minimum bid price requirement as a result of the closing bid price of the Company’s common stock being above $1.00 or greater for at least 10 consecutive trading days.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government contractors.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. may contain forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company’s operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.